Exhibit 16.1

Chang G. Park, CPA

January 22, 2010

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   Li3 Energy, Inc. (formerly NanoDynamics Holdings, Inc.)

Dear Sirs:

We were appointed the principal auditors for Li3 Energy, Inc. (formerly NanoDynamics Holdings, Inc.) on September 14, 2006. We have read Li3 Energy, Inc.'s statements under Item 4.01 of its Form 8-K, Amendment No. 1 dated January 22, 2010, and we agree with the statements made with respect to information provided regarding Chang G. Park, CPA.  I have no basis to agree or disagree with other statements of the Registrant contained therein.

From September 14, 2006 through January 13, 2010, the date of our dismissal by Li3 Energy, Inc., there were no disagreements between Li3 Energy, Inc. and Chang G. Park, CPA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Chang G. Park, CPA would have caused it to make a reference to the subject matter of the disagreement in connection with its reports, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Yours truly,

/s/ Chang G. Park

    Chang G. Park, CPA
    San Diego, California

2667 Camino Del Rio South,
Suite B
San Diego, California 92108
Phone: 858.722.5953